EXHIBIT 99.1
Press release dated September 10, 2007
GEOGLOBAL EXTENDS EXPIRY DATE OF WARRANTS ISSUED IN 2005

Calgary, Alberta, Canada, September 10, 2007.  GeoGlobal Resources Inc. (the “Company”) (AMEX – GGR) announced today that the expiration date of its outstanding common stock purchase warrants to purchase an aggregate of 2,126,000 common shares expiring on September 9, 2007, has been extended to 5:00 p.m. (Toronto time) on June 20, 2009.

In addition, the expiration dates of Company’s outstanding Compensation Units and the related warrants issuable on exercise of the Compensation Units were both extended to June 20, 2009.  The outstanding Compensation Units and the common stock purchase warrants were issued in September 2005 with the Compensation Units exercisable at US $6.50 per Compensation Unit and the common stock purchase warrants exercisable at US $9.00 per share.  On exercise of the Compensation Units, an aggregate of 195,144 common shares and 95,572 warrants are issuable.

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India.  Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India.  Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, the Cambay, the Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated.  Our exploration and development activities involve highly speculative exploration opportunities that involve material risks.  Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Boland, Investor Relations and Corporate Affairs
phone: 403-777-9253                                                      email: info@geoglobal.com
fax:     403-777-9199                                                      website: www.geoglobal.com